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                                                                    Exhibit 12.1
                         URSTADT BIDDLE PROPERTIES INC.
        STATEMENT SETTING FORTH COMPUTATION SHOWING THE RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

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
                                 Six Months    Six Months    Year Ended     Year Ended     Year Ended      Year Ended   Year Ended
                                   Ended         Ended        October        October        October         October      October
                                 April 2003    April 2002       2002           2001           2000            1999         1998
                                   Actual        Actual        Actual         Actual         Actual          Actual       Actual
                                -----------   -----------    ----------    ------------   ------------    ------------  ----------

Income  before taxes                  9,067        6,876        14,507         13,687          8,589           9,190        8,176
Add:
     Interest Expensed                4,063        1,880         5,584          4,456          4,245           3,913        2,522

Less:
     Earnings from 50% of less            -            -             -         (3,864)          (245)           (384)        (210)
     Owned JV
                                -----------  ------------  ------------  -------------   ------------   -------------  -----------
     Total Earnings                  13,130        8,756        20,091         14,279         12,589          12,719       10,488
                                ===========  ============  ============  =============   ============   =============  ===========


Fixed Charges:
     Interest Expense                 4,063        1,880         5,584          4,456          4,245           3,913        2,522
     Preferred Stock Dividends          674          824         1,498          3,147          3,147           3,147        2,561
                                -----------  ------------  ------------  -------------   ------------   -------------  -----------
     Total Fixed Charges              4,737        2,704         7,082          7,603          7,392           7,060        5,083
                                ===========  ============  ============  =============   ============   =============  ===========


Ratio                                  2.77         3.24          2.84           1.88           1.70            1.80         2.06


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